UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 28, 2012

Pharma-Bio Serv, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-50956	20-0653570
(Commission File Number)	(I.R.S. Employer Identification No.)

6 Road 696, Dorado, Puerto Rico	00646
(Address of Principal Executive Offices)	(Zip Code)

(787) 278-2709
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on the Form 8-K for Pharma-Bio Serv, Inc. (the "Company") filed with the Securities and Exchange Commission on September 28, 2012, Elizabeth Plaza, the President, Chief Executive Officer and Chair of the Board of Directors (the "Board") of the Company, stepped down as President and Chief Executive Officer of the Company, effective December 31, 2012, to spend more time with her family.  Elizabeth Plaza will continue to serve as Chair of the Board.

On December 28, 2012, the Board appointed Ms. Nélida Plaza as Acting President and Chief Executive Officer for a one year term effective January 1, 2013.  Nélida Plaza will also continue to serve as the Company's President of Puerto Rico Operations and Secretary of the Company.

Nélida Plaza, 45, has been the Vice President of Operations of Pharma-Bio Serv PR, Inc. ("Pharma-PR") since January 2004, the Company's Secretary since January 25, 2006, and the Company's President of Puerto Rico Operations since December 31, 2009, in charge of Scienza Labs, Pharma Academy and Pharma-PR.  She served as the Company's Vice President from January 25, 2006 to December 31, 2009. In July 2000, she joined Pharma-PR as a project management consultant. In the past, she was a unit operations leader and safety manager at E.I. DuPont De Nemours where she was in charge of the full operations of a manufacturing plant and also managed the development, support and audit of environmental, safety and occupational health programs.  She holds a M.S. in Environmental Management from the University of Houston in Clear Lake and a B.S. in Chemical Engineering from the University of Puerto Rico. She was recognized by Casiano Communications as one of the 40 under 40 distinguished executives in Puerto Rico.  Nélida Plaza and Elizabeth Plaza, the Chair of the Board, are sisters.

The Company is finalizing the terms of a consulting agreement with Elizabeth Plaza, pursuant to which Elizabeth Plaza will serve as a consultant to the Company for a one year term to provide advice and assistance to Nélida Plaza to provide a smooth transition in the management and operations of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMA-BIO SERV, INC.

Date: December 31, 2012	By:	/s/ Pedro J. Lasanta
Name: Pedro J. Lasanta
Title: Chief Financial Officer

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